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                                                                   EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-103258 of Xcel Energy Inc. of our report dated March 28, 2003 (which expresses an unqualified opinion based on our audit and the report of other auditors and includes emphasis of a matter paragraphs relating to the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002 and implications to Xcel Energy Inc. related to credit and liquidity constraints, various defaults under credit arrangements, and a likely Chapter 11 bankruptcy protection filing at NRG Energy, Inc.) appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP


Minneapolis, Minnesota
May 14, 2003